SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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VASCULAR SOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)

___________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Dear Fellow Shareholder:

You are cordially invited to attend the 2007 annual meeting of shareholders of Vascular Solutions, Inc., which will be held at the Radisson Hotel & Conference Center, 3131 Campus Drive, Plymouth, Minnesota beginning at 3:30 p.m. on Tuesday, April 24, 2007.

This booklet contains your official notice of the 2007 annual meeting of shareholders and a proxy statement that includes information about matters to be acted upon at the annual meeting. Officers and directors of Vascular Solutions, Inc. will be at the meeting to review the company’s operations and to answer questions and discuss matters that may properly arise.

Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the enclosed proxy card promptly. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

I sincerely hope that you will be able to attend our annual meeting to review the past year and our future plans.

Sincerely,

Howard C. Root

Chief Executive Officer

March 23, 2007

VASCULAR SOLUTIONS, INC.

6464 Sycamore Court

Minneapolis, Minnesota 55369

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2007

The 2007 annual meeting of the shareholders of Vascular Solutions, Inc., a Minnesota corporation, will be held at the Radisson Hotel & Conference Center, 3131 Campus Drive, Plymouth, Minnesota, beginning at 3:30 p.m. on Tuesday, April 24, 2007 for the following purposes:

1.	To elect seven directors to serve on the Board of Directors for a term of one year and until their successors are duly elected and qualified.
2.	To ratify the appointment of Virchow, Krause & Company, LLP as our independent registered public accounting firm for 2007.
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends that an affirmative vote be cast in favor of all director nominees and for ratification of the independent auditor.

Only holders of record of common stock at the close of business on February 26, 2007 will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.

It is important that your shares of common stock be represented at the annual meeting. You are urged to complete, sign and date the accompanying proxy card, which is solicited by the Board of Directors of Vascular Solutions, and mail it promptly in the enclosed envelope. Your proxy will not be used if you attend and vote at the annual meeting in person.

By order of the Board of Directors

James Hennen

Secretary

March 23, 2007

IMPORTANT: PLEASE RETURN EACH PROXY CARD SENT TO YOU.

PROXY STATEMENT

This proxy statement is provided in connection with the 2007 annual meeting of shareholders of Vascular Solutions, Inc. and any adjournment or postponement of the meeting. The accompanying proxy is solicited by our Board of Directors. This proxy statement, the accompanying form of proxy and our annual report are first being sent or given to shareholders on or about March 23, 2007.

Record Date; Shareholders Entitled to Vote; Quorum

Holders of record of the shares of our common stock at the close of business on February 26, 2007, will be entitled to vote on all matters at the annual meeting. Each share of common stock will be entitled to one vote, and there is no cumulative voting. On February 26, 2007, a total of 15,352,641 shares of common stock were outstanding. A majority of the voting power of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will be required to constitute a quorum for the annual meeting.

Voting Your Shares

Our Board of Directors is soliciting proxies from our shareholders. By completing and returning the accompanying proxy, you will be authorizing Howard Root and James Hennen to vote your shares. If your proxy is properly signed and dated, it will be voted as you direct. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting.

Changing Your Vote by Revoking Your Proxy

Your proxy may be revoked at any time before it is voted at the annual meeting by giving us notice of revocation, in writing, by execution of a later dated proxy or by attending and voting at the annual meeting.

How Proxies Are Counted

If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted FOR each of the nominees and for ratification of the independent registered public accounting firm. Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the annual meeting.

Shares voted as abstentions on any matter (or a “withhold vote for” as to directors) will be counted for purposes of determining the presence of a quorum at the annual meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which a shareholder has abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

Our Board of Directors knows of no other matters to be presented for action at the annual meeting other than those set forth herein. If any other matters properly come before the annual meeting, however, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. This includes a motion to adjourn or postpone the annual meeting to solicit additional proxies.

Cost of Solicitation

All expenses in connection with this solicitation will be paid by Vascular Solutions. Our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone or electronic transmission.

PROPOSAL 1:

ELECTION OF DIRECTORS

Seven directors have been nominated for election to our Board of Directors at the 2007 annual meeting of shareholders to hold office for a term of one year and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). In the unlikely event that the nominees are unable to stand for election at the annual meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

Information regarding the nominees to the Board of Directors is set forth below.

John Erb, age 58, has served on our Board of Directors since October 2002. Mr. Erb has over 25 years of experience in the medical device industry. Mr. Erb is currently Executive Chairman of the Board of Directors of CHF Solutions, Inc., a medical device company involved in the treatment of congestive heart failure. From 2001 through 2006, Mr. Erb was Chief Executive Officer of CHF Solutions. From 1997 through 2001, Mr. Erb was President and Chief Executive Officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral stents. IntraTherapeutics was acquired by Sulzer Medica in 2001. Previously, Mr. Erb was Vice President of Worldwide Operations for Schneider Worldwide, a division of Pfizer, Inc. Mr. Erb also serves as a director of CryoCath Technologies, as well as several private companies.

Michael Kopp, age 50, has served on our Board of Directors since November 2000. Mr. Kopp has over 20 years of experience in the medical device industry. He has been a private investor and industry consultant since 1999. Mr. Kopp has been a member of the Board of Directors of Spiration, Inc., a privately funded medical device company, since 2000 and currently serves as Chairman of the Board. From 1995 to 1999, Mr. Kopp was President and Chief Executive Officer of IsoStent, Inc., a medical device company which was acquired by Johnson and Johnson. From 1994 to 1995, Mr. Kopp was President and Chief Executive Officer of Devices for Vascular Intervention, Inc., a medical device company which was acquired by Eli Lilly and Company.

Richard Nigon, age 59, has served on our Board of Directors since November 2000. Mr. Nigon has been Director of Equity Corporate Finance for Miller Johnson Steichen Kinnard (“MJSK”), a privately held investment firm, since February 2001. In December 2006, MJSK was acquired by Stifel Nicolaus. Mr. Nigon’s title with Stifel Nicolaus is Managing Director, Private Placements. From February 2000 to February 2001, Mr. Nigon served as the Chief Financial Officer of Dantis, Inc., a web hosting company. Prior to joining Dantis, Mr. Nigon was employed by Ernst & Young, LLP from 1970 to 2000, serving as a partner from 1981 to 2000. While at Ernst & Young, Mr. Nigon served as the Director of Ernst & Young’s Twin Cities Entrepreneurial Services Group and was the coordinating partner on several publicly-traded companies in the consumer retailing and manufacturing industries. Mr. Nigon also serves as a director of Restore Medical, Inc.

Paul O’Connell, age 54, has served on our Board of Directors since January 2002. Mr. O’Connell has served as President of B. Braun Interventional Systems, Inc., a medical device company, since January 2007, and was previously Vice President of the Vascular Interventional Products Group of B. Braun Medical, an international medical device company, from July 2001 to December 2006. From 1999 through 2001, Mr. O’Connell provided marketing and technical support consulting services to medical device companies. Mr. O’Connell was the owner of Sablier, a medical device company, from 1998 through 1999, where he developed new technologies for the treatment of thromboembolic diseases and for distal protection during carotid endartorectomy. From 1993 through 1998, Mr. O’Connell was Vice President and General Manager of the Vena Tech division of B. Braun Medical, a medical device business he originally co-founded in 1988 and sold to B. Braun Medical in 1993.

J. Robert Paulson, Jr., age 50, has served on our Board of Directors since July 2005. Mr. Paulson has served as President, Chief Executive Officer and a Director of Restore Medical, Inc., a medical device company focused on sleep disordered breathing, since April 2005. Prior to joining Restore Medical, Mr. Paulson served as Chief Financial Officer and Vice President of Marketing for Endocardial Solutions, Inc. from August 2002 until St. Jude Medical, Inc. acquired Endocardial Solutions in January 2005. From 2001 to June 2002, Mr. Paulson was the Senior Vice President and General Manager of the Auditory Division of Advanced Bionics Corporation, a medical device company, and between 1995 and 2001, Mr. Paulson served in various capacities at Medtronic, Inc., a medical device company, including Vice President and General Manager of the Surgical Navigation Technologies business unit; Vice President of Corporate Strategy and Planning; and Director of Corporate Development. Mr. Paulson also serves as a director of MedicalCV, Inc.

Howard Root, age 46, has served as our Chief Executive Officer and a member of our Board of Directors since he co-founded Vascular Solutions in February 1997. From 1990 to 1995, Mr. Root was employed by ATS Medical, Inc., a mechanical heart valve company, most recently as Vice President and General Counsel. Prior to joining ATS Medical, Mr. Root practiced corporate law, specializing in representing emerging growth companies, at the law firm of Dorsey & Whitney LLP for over five years.

Jorge Saucedo, age 43, has served on our Board of Directors since April 2006. Dr. Saucedo is the Associate Professor of Medicine, Vice Chief, Clinical Affairs, Cardiovascular Section, and Director, Cardiac Catheterization Laboratories at the University of Oklahoma Health Sciences Center where he has served since 2002. Previously, from 1998 to 2002, Dr. Saucedo was the Assistant Professor of Internal Medicine, and Director, Catheterization Laboratories at the University of Arkansas For Medical Sciences. Dr. Saucedo’s post graduate work includes fellowships in interventional cardiology at Washington Hospital Center in Washington, D.C. and the University of Michigan Hospitals, Ann Arbor as well as a cardiology fellowship at Instituto Nacional de Cardiologia “Ignacio Chávez,” in Mexico City, Mexico.

The Board of Directors has determined that all of the members of the Board continuing in office after this annual meeting are “independent” directors under the current NASDAQ Global Market listing standards, other than Mr. Root who is not independent because he is employed by Vascular Solutions as our Chief Executive Officer.

In assessing the independence of our directors, our Board of Directors carefully considered all of the transactions, relationships and arrangements between Vascular Solutions and its independent directors or their affiliated companies. This review was based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with Vascular Solutions and our management. The only relationship that came to the attention of the Board this year during this review was our multi-year contract with B. Braun Medical, Inc. for the purchase of D-Stat Dry hemostatic bandages. One of our directors, Mr. Paul O’Connell, is the president of a subsidiary of B. Braun Medical. B. Braun Medical is a large, multinational medical products company with over 29,000 employees worldwide. In fiscal 2006, 2005 and 2004, Vascular Solutions sold $518,000, $419,000 and $279,000 of product to B. Braun Medical. The Board determined that this relationship did not impair Mr. O’Connell’s independence because his indirect interest in this transaction between Vascular Solutions and B. Braun was not material, and the amounts involved were immaterial to Vascular Solutions and the affiliated company when compared to their annual gross revenues. The Board also determined that there was no transaction, relationship or arrangement between Vascular Solutions and our independent directors or the independent directors’ affiliated companies which had unique characteristics that could influence the director’s impartial judgment as a director of Vascular Solutions.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

In accordance with Minnesota law, the nominees for election as directors at the 2007 annual meeting will be elected by a plurality of the votes cast at the meeting. This means that since shareholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected. The number of votes withheld from one or more director nominees will have no effect on the election of any director who is among the seven nominees receiving the highest number of votes FOR his election. Proxies will be voted FOR the nominees unless otherwise specified.

CORPORATE GOVERNANCE

Meetings Attendance

Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders. All of our directors attended our 2006 annual meeting. During 2006, the Board of Directors held five meetings. Each director holding office during the year attended at least 75% of the total number of meetings of the Board of Directors (held during the period for which they were a director) and committees of the Board on which they served.

Committees of the Board of Directors

The Board of Directors has an Audit Committee and a Compensation Committee, which are described below. The Audit Committee has adopted and operates under a written charter. The charter can be found on our website at vascularsolutions.com by clicking under “Investor Relations.” The Compensation Committee does not have a charter. The Board of Directors does not have a Nominating Committee or a Nominating Committee charter. The Board believes that the entire Board of Directors should be involved in nominating directors.

The Board of Directors has an Audit Committee composed of Mr. Erb, Mr. Nigon and Mr. Paulson, all of whom are “independent” under the current NASDAQ Global Market listing standards and the rules of the Securities and Exchange Commission. The Board has identified Mr. Erb, Mr. Nigon and Mr. Paulson as meeting the definition of an “audit committee financial expert” as established by the Securities and Exchange Commission. The Audit Committee’s responsibilities include facilitating our relationship with our independent registered public accounting firm; reviewing and assessing the performance of our accounting and finance personnel; communicating to our Board of Directors the results of work performed by and issues raised by our independent registered public accounting firm and legal counsel; and evaluating our management of assets and reviewing policies relating to asset management. The Audit Committee held four meetings during 2006.

The Board of Directors has a Compensation Committee composed of Mr. Kopp, Mr. Paulson, and Mr. O’Connell, all of whom are “independent” under the current NASDAQ Global Market listing standards. The Compensation Committee’s responsibilities include establishing salaries, incentives and other forms of compensation for our directors and officers; administering our incentive compensation and benefits plans; and recommending policies relating to such incentive compensation and benefits plans. The Compensation Committee held two meetings during 2006.

The Board of Directors is responsible for determining the slate of director nominees for election by shareholders. All director nominees approved by the Board and all individuals appointed to fill vacancies created between our annual meetings of shareholders are required to stand for election by our shareholders at the next annual meeting.

The Board of Directors determines the required selection criteria and qualifications of director nominees based upon the needs of Vascular Solutions at the time nominees are considered. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, international transactions and medical technologies. In general, candidates will be preferred who hold an established executive level position in the medical field, finance, law, education, research or government. The Board of Directors will consider these criteria for nominees identified by the Board, by shareholders, or through some other source. When current Board members are considered for nomination for re-election, the Board also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Board of Directors will consider qualified candidates for possible nomination that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Board of Directors c/o Corporate Secretary, Vascular Solutions, Inc., 6464 Sycamore Court, Minneapolis, MN 55369: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Board of Directors conducts a process of making an assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other information. On the basis of information learned during this process, the Board of Directors determines which nominee(s) to submit for election at the next annual meeting. The Board uses the same process for evaluating all nominees, regardless of the original source of the nomination.

We have a formal process for shareholder communications with the Board to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Shareholders who wish to communicate with the Board of Directors may do so by writing to: Vascular Solutions, Inc., Board of Directors, 6464 Sycamore Court, Minneapolis, MN 55369.

No candidates for director nominations were submitted to the Board of Directors by any shareholder in connection with the 2007 annual meeting. Any shareholder desiring to present a nomination for consideration by the Board of Directors prior to our 2008 annual meeting must do so prior to November 24, 2007 in order to provide adequate time to duly consider the nominee.

Director Compensation

We periodically review the level of compensation for our non-employee directors. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including:

•	publicly available data describing director compensation in peer companies;
•	survey data collected by our human resources department; and
•	information obtained directly from other companies.

During 2006, we paid our non-employee directors $1,500 for each meeting attended in person, and $500 for each meeting attended by telephone. In addition, we paid our non-employee committee members an additional $500 for each meeting attended in person or by telephone. We also reimbursed directors for out-of-pocket expenses incurred in attending board meetings. Each non-employee director also receives an option to purchase 10,000 shares of our common stock on the date of his or her election to our Board of Directors and the date of each re-election thereafter with an exercise price equal to fair market value of our common stock on such date. Director compensation was set in 2002 and has not changed since that time. We did not engage a compensation consultant to help us determine director compensation.

Directors who are also our employees do not receive cash or equity compensation for services on the Board of Directors in addition to compensation payable for their services as an employee of Vascular Solutions.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Gary Dorfman	7,500	17,695	6,297	31,492
John Erb	9,500	17,695	—	27,195
Michael Kopp	8,000	17,695	4,678	30,373
Richard Nigon	9,500	17,695	—	27,195
Paul O’Connell	8,000	17,695	3,130	28,825
J. Robert Paulson, Jr.	8,500	17,695	—	26,195
Jorge Saucedo	6,000	17,695	3,411	27,106

(1)

The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our 2006 consolidated statement of operations for the fiscal year. Each director is granted 10,000 stock options at the annual shareholder meeting and these stock options vest over a 12 month period, expiring after 10 years. The grant date fair value of each option award was determined to be $18,900, based on a $7.88 per share fair market value on the date of the grant. The assumptions used to determine this compensation expense are as follows: no forfeiture rate was used as the options vest during the directors term of service on the Board, the expected term was 2 years, the expected volatility rate was 56%, no dividends will be paid, the risk free interest rate was 4.82%. Each director had the following number of option awards outstanding at December 31, 2006: Gary Dorfman and John Erb had 50,000 options outstanding of which 46,667 options were exercisable; Michael Kopp and Paul O’Connell had 30,000 options outstanding of which 26,667 options were exercisable; Richard Nigon had 60,000 options outstanding of which 56,667 options were exercisable; Robert Paulson had 20,000 options outstanding of which 16,667 options were exercisable; and Jorge Saucedo had 17,000 options of which 13,667 options were exercisable.

(2)	Represents payment of expenses incurred while attending board meetings.

Related Person Transaction Policy

Our Code of Business Ethics and Conduct (the “Code”) provides that our Ethics Officer and the Chair of our Audit Committee are responsible for monitoring and reviewing all matters involving potential conflicts of interest, including all related person transactions. The Code also provides that the prior approval of our Board of Directors or our Ethics Officer is required with respect to any such conflict of interest or related party transaction. The Board of Directors has designated the Vice President of Regulatory Affairs as the Ethics Officer to ensure adherence to the Code. While serving in this capacity, the Ethics Officer reports directly to the Board of Directors. Deborah Neymark is currently our Ethics Officer. Directors, officers, and employees are required to read the Code and sign a compliance certificate.

Under the Code our directors, officers, and employees are required to report, in person or in writing, any conflict of interest or related party transaction to either the Ethics Officer or the Chair of the Audit Committee. Our Ethics Officer is authorized to investigate and determine an appropriate response for all matters arising under the Code including conflicts of interest and related party transactions.

During fiscal 2006, we did not participate in any related party transactions which were required to be disclosed under the rules of the Securities and Exchange Commission.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock that may be issued upon exercise of options and rights under all of our equity compensation plans as of December 31, 2006, including our Stock Option and Stock Award Plan and the Employee Stock Purchase Plan. Our shareholders have approved both of these plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding options, warrants and rights)

Equity compensation plans approved by security holders	1,511,636	$5.24	2,459,808 (1) (2)

Equity compensation plans not approved by security holders	None	None	None

Total	1,511,636	$5.24	2,459,808

(1)

Includes 1,832,204 shares reserved and available for issuance under our Stock Option and Stock Award Plan. The shares available for issuance under our Stock Option and Stock Award Plan automatically increases on an annual basis through 2016, by the lesser of:

•	500,000 shares;
•	5% of the common-equivalent shares outstanding at the end of our prior fiscal year; or
•	a smaller amount determined by our Board of Directors or the committee administering the plan.

(2)

Includes 627,604 shares reserved and available for issuance under our Employee Stock Purchase Plan. The shares available for issuance under our Employee Stock Purchase Plan automatically increases on an annual basis through 2010, by the lesser of:

•	200,000 shares;
•	2% of the common-equivalent shares outstanding at the end of our prior fiscal year; or
•	a smaller amount determined by our Board of Directors or the committee administering the plan.

EXECUTIVE COMPENSATION

The Compensation Committee of our Board of Directors is composed of the following non-employee directors: Mr. Kopp, Mr. O’Connell and Mr. Paulson. Mr. Kopp currently serves as Chairman of the Compensation Committee. The Company’s Compensation Committee is authorized to review and approve the annual compensation and compensation procedures for the executive officers of the Company.

Compensation Discussion and Analysis

We are committed to attracting, hiring and retaining an experienced management team that can successfully manufacture and sell our existing medical devices and develop new products. The fundamental policy of the Compensation Committee is to provide our executive officers with competitive compensation opportunities based upon their contribution to our development and financial success and long-term shareholder interest, as well as each executive officer’s personal performance. It is the Compensation Committee’s objective to have a portion of each executive officer’s compensation contingent upon overall company performance, as well as upon such executive officer’s own level of performance.

Overview of Compensation and Process

The compensation package for each executive officer is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry; (ii) bonus payments contingent upon specific corporate and individual milestones; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and our shareholders.

Our Manager of Human Resources administers the company’s compensation program. As such, the Manager of Human Resources prepared a report (“Report”), with input from our Chief Executive Officer, which included recommendations for executive officer compensation for 2006. The Report was submitted to the Compensation Committee for review and was used by the Compensation Committee to determine base salaries for 2006, determine incentive compensation under the Executive Incentive Compensation Plan (“Executive Compensation Plan”) for each executive officer, and review previously granted equity awards and recommendations for future awards. The Report included two compensation surveys. The first survey, conducted by our human resources department, was obtained from reviewing SEC proxy statement filings of the most comparable public medical device companies. The second survey was conducted by Top Five Data Services, Inc. and the results were included in a report titled the “MEDIC Executive Compensation Survey” (“MEDIC Report”). We did not engage an independent compensation consultant in determining recommendations for executive officer compensation.

In making compensation decisions, the Compensation Committee compared each element of total compensation against companies in the two surveys (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is annually reviewed and updated by the Compensation Committee, consists of companies against which the Compensation Committee believes we compete for talent and for stockholder investment. The companies in the survey that we conducted include:

• AngioDynamics	• Enpath Medical	• Micro Therapeutics	• Spectranetics
• ATS Medical	• ev3	• NMT Medical	• Synovis
• Compex Tech.	• Iridex	• Possis	• Urologix
• Conor Medsystems	• Kensey Nash	• RITA Medical Systems	• Vital Images
• Diomed	• Lifecore Biomedical	• Rochester Medical Corp	• VNUS Medical

The companies in the MEDIC Report survey include 75 privately and publicly held medical device companies.

Base Salaries

In addition to reviewing the salaries paid to executive officers in the Compensation Peer Group, the Compensation Committee analyzes each executive officer’s individual performance during the prior year, the company’s overall performance during the prior year, and historical compensation levels within the executive officer group in determining base salaries. Salaries are further based on experience level and are intended to be competitive with salaries paid to comparable executives in similar positions at other medical device companies of comparable size, and with comparable revenues as those in the Compensation Peer Group. The Compensation Committee believes executive salaries must be sufficient to attract and retain key individuals. The Compensation Committee does not use a set formula in determining base salaries nor do they set salaries based upon a certain percentage or range of salaries as compared to those executives in the Compensation Peer Group. It is our policy not to pay our executive officers at the highest salary level relative to his peers but rather to set his or her compensation on the basis of achieving corporate and individual goals, the value of the position within the company, the value that individual brings to the position, and historical compensation levels within our executive officer group.

The Compensation Committee approved the following base salaries for each of the executive officers for the fiscal year 2006:

Name	2006 Base Salary
Howard Root	$290,000
James Hennen	$170,000
Deborah Neymark	$200,000
James Quackenbush	$185,000
Fred Reuning	$145,000

Incentive Bonus Awards

In determining bonus awards, the Compensation Committee is responsible for administrating our Executive Compensation Plan which was established by the Compensation Committee in 2000 (and revised in 2003). The purpose of the Executive Compensation Plan is to provide executive officers with the opportunity to earn annual incentive bonus awards which commensurate with the company’s financial performance and individual contributions to that performance which are competitive with companies in the Compensation Peer Group.

At the beginning of each year, certain performance objectives, including corporate, department and personal goals are set. The corporate objectives were initially proposed by our Chief Executive Officer. The corporate objectives are then reviewed, revised and approved by the Compensation Committee with recommendations by the Board of Directors. Our 2006 corporate objectives included goals based on revenue, adjusted net income, and the development of two new products. The individual executive performance objectives were initially proposed by each executive officer in consultation with the Chief Executive Officer. The Compensation Committee then reviewed, revised and approved the individual executive performance objectives with recommendations by the Board of Directors. The executive officer objectives included, among other things, goals based upon net sales, development of products, hiring key employees, and operating departments and projects within set budgets.

Under the Executive Compensation Plan, the Chief Executive Officer can earn a bonus of 40% of his base salary and Vice Presidents can earn a bonus of 25% of their base salary. The Chief Executive Officer’s bonus is weighted 75% on corporate objectives and 25% on individual objectives, and the Vice Presidents’ bonuses are weighted 50% on corporate objectives and 50% on individual objectives.

Each fiscal quarter the Board of Directors reviews the performance of the company against the corporate objectives, and reviews the performance of each executive officer against their individual objectives. As necessary, the Compensation Committee may modify or re-weight the corporate objectives and/or individual objectives during the course of the fiscal year to reflect changes in the company’s business plan. Based upon results achieved, the executive officers may receive bonus awards according to the following standards.

Management Performance Award Schedule

Annual Achievement of Objectives

Performance Level	Percent of Objective’s Target Bonus Earned
Outstanding	125% of objective’s pay out
Target = 100%	100% of objective’s pay out
Threshold (1)	Assigned percentage of objective’s pay out
Below Threshold (1)	None or purely discretionary pay out

(1)	The Compensation Committee assigns a threshold performance level below 100% for attainment of some of the objectives and corresponding threshold payout percentages.

Bonuses Awarded

At its December 2006 meeting, the Compensation Committee reviewed the following percentages for the achievement of individual and corporate objectives in awarding bonuses under the Executive Compensation Plan subject to the company’s final year-end numbers. The Compensation Committee approved the 2006 bonus awards on January 15, 2007. As a result, the following bonuses were awarded to each of the executive officers for the year ended December 31, 2006.

Name	Potential Bonus as a Percentage of Base Salary (%)	Individual Level of Achievement of Objectives in 2006 (%)	Corporate Level of Achievement of Objectives in 2006 (%)	Bonus Earned (%)	Bonus ($)
Howard Root	40.00(1)	70.00	85.00	32.50	94,250

James Hennen	25.00(2)	95.00	85.00	22.50	38,250

Deborah Neymark	25.00(2)	58.50	85.00	17.94	35,875

James Quackenbush	25.00(2)	81.30	85.00	20.78	38,445

Fred Reuning	25.00(2)	88.80	85.00	21.72	31,492

(1)	Weighted 75% in corporate objectives and 25% on individual objectives.
(2)	Weighted 50% on corporate objectives and 50% on individual objectives.

Long Term Incentives

Long-term incentives are provided to executive officers through the grant of restricted shares. The general policy of the company is to grant restricted share awards to executives at the start of each year at the first Board of Directors meeting of the year. The grants are designed to align the interest of each executive officer with those of our shareholders and provide each executive officer with an incentive to manage our business from the perspective of an owner with an equity stake in the business. In general, we view the grants as incentives for future performance and not as compensation for past accomplishments. While there is no set formula that we use in granting restricted stock awards to executive officers, the Compensation Committee takes into consideration the job responsibilities, experience and contributions of the individual, as well as the recommendations of our Chief Executive Officer, in determining the amount (if any) of each stock award to executive officers. The Compensation Committee also considered stock awards in the Compensation Peer Group.

Long Term Incentives Awarded

The Compensation Committee reviewed and recommended to the Board of Directors for approval the following restricted share awards. The Board of Directors approved the following restricted share awards to the executive officers as a reflection of the individual performance and the impact of the executives’ knowledge, skills and abilities to meet the corporation’s milestones for the year ended December 31, 2006.

Names	2006 Restricted Stock Award
Howard Root	25,000
James Hennen	20,000
Deborah Neymark	10,000
James Quackenbush	10,000
Fred Reuning	2,500

Payment of Each Element of Compensation

In 2006, the Compensation Committee chose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for their balanced focus on long term strategic goals as well as short term performance goals. As discussed above and in the tables and notes that follow, the amount of each element of compensation is determined by or under the direction of the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive officer:

•	performance against corporate objectives from the previous year;
•	performance against individual objectives from the previous year;
•	performance of their general management responsibilities; and
•	contribution as a member of the executive management team.

These elements fit into our overall compensation objectives by helping to secure the future potential of our operations, facilitating our entry into new markets, providing proper compliance and regulatory guidance, and helping to create a cohesive management team.

There is no pre-established formula or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, in general, our policy for allocating between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain executive officers, while providing incentives to maximize long-term value for the company and our shareholders. We provide cash compensation in the form of base salary to meet competitive salary norms and require good performance on an annual basis and in the form of bonus compensation to reward superior performance against specific short-term goals.

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Committee believes that options and restricted stock awards granted under our Stock Option and Stock Award Plan will meet the requirements for qualifying as performance-based.

Section 162(m) of the Code did not affect the deductibility of compensation paid to our executive officers in 2006 and is not anticipated to affect the deductibility of such compensation expected to be paid in the foreseeable future. The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

Compensation Committee Report

The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to the compensation of our executive officers. The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers, evaluates their performance with respect to those goals, and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee considers recommendations from our Manager of Human Resources with respect to the goals and compensation of the executive officers. The Compensation Committee assesses the information it receives in accordance with its business judgment. All decisions with respect to executive officer compensation are reviewed by the Board of Directors and approved by the Compensation Committee.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors:

Michael Kopp, Chairman

Paul O’Connell

J. Robert Paulson, Jr.

Summary Compensation Table

The following table shows compensation for the last fiscal year for the individuals who served as Chief Executive Officer and Chief Financial Officer during 2006 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2006.

Name and Principal Position	Year	Salary($)	Bonus($) (1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Howard Root Chief Executive Officer	2006	290,000	—	25,574	137,512	94,250	60	547,396
James Hennen Vice President of Finance, Chief Financial Officer and Secretary	2006	170,000	—	20,460	21,470	38,250	1,940	252,120
Deborah Neymark Vice President of Regulatory Affairs, Quality Systems & Clinical Research	2006	200,000	—	10,230	42,072	35,875	2,368	290,545
James Quackenbush Vice President of Manufacturing	2006	185,000	—	10,230	31,557	38,445	2,173	267,405
Fred Reuning Vice President of Marketing	2006	145,000	—	2,557	42,240	31,492	1,872	223,161

(1)

Bonuses for prior years were previously reported in this column. Under current reporting rules, however, only discretionary or guaranteed bonuses are disclosed in this column. We award bonuses based solely on our achievement of certain performance targets. Accordingly, bonus payments are reported in the Non-Equity Incentive Plan Compensation column.

(2)

The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our consolidated statement of operations for the fiscal year. The current year FAS 123R expense includes expenses from stock and option award grants related to the current year as well as from grants made in previous years. The assumptions used to determine this compensation expense are as follows: the stock award dollar value per share is initially set with a 30% discount off the grant date fair value due to illiquidity factors, which was $5.41 on the date of grant for these awards, a 10% forfeiture rate was used for all stock awards and stock options, the expected life was 5.5 years, the expected volatility rate was 41%, no dividends will be paid, and the risk free interest rate was 4.62%. A complete discussion of the Stock Option and Award Plan and all valuation assumptions is included in Notes 2 and 8 to the Consolidated Financial Statements included in our 10-K for the year ended December 31, 2006.

(3)	Represents bonuses earned under our Executive Compensation Plan.

(4)

Amounts shown for each executive officer include (a) a $60 premium paid for a $50,000 life insurance policy; and (b) the matching contributions made to the 401(k) savings plan on behalf of the executive officer.

Grants of Plan-Based Awards

The following table summarizes the 2006 grants of equity and non-equity plan-based awards to the executive officers named in the Summary Compensation Table.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards($) (4)
		Threshold($)	Target($)	Maximum($)
Howard Root	—	—	116,00	116,000	—	—
	1/25/06	—	—	—	25,000	101,627
James Hennen	—	—	42,500	43,828	—	—
	1/25/06	—	—	—	20,000	81,301
Deborah Neymark	—	—	50,000	57,813	—	—
	1/25/06	—	—	—	10,000	40,651
James Quackenbush	—	—	46,250	47,695	—	—
	1/25/06	—	—	—	10,000	40,651
Fred Reuning	—	—	36,250	39,648	—	—
	1/25/06	—	—	—	2,500	10,163

(1)	The grant date of all equity awards is the date on which the Board of Directors or Compensation Committee approved the award.

(2)

Represents bonuses earned under Executive Compensation Plan. The target bonus for each executive officer will be a percentage of the respective base annual salary for the executive officer. Under the Executive Compensation Plan, the Chief Executive Officer can earn a bonus of 40% of his base salary and Vice Presidents can earn a bonus of 25% of their base salary. The bonuses are based on corporate and individual performance. The Chief Executive Officer’s bonus is weighted 75% on corporate objectives and 25% on individual objectives, and the Vice Presidents’ bonuses are weighted 50% on corporate objectives and 50% on individual objectives. Under the Executive Compensation Plan, there are no guaranteed minimum payouts. In other words, the minimum level of payout or the threshold level is zero. While the Executive Compensation Plan allows for payouts at less than target level, all threshold payments, if any, are made at the sole discretion of the Compensation Committee. In certain instances, the Executive Compensation Plan allows for payment of awards in excess of the target. The bonuses are reviewed and approved by the Compensation Committee. The actual awards made to the executive officers in the table are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation table and are discussed further above under the heading “Compensation Discussion and Analysis.”

(3)

Represents restricted stock awarded under the Stock Option and Stock Award Plan. Each restricted stock award vests 50% at the two-year anniversary date of the award, 25% at the third-year anniversary date of the award, and 25% at the fourth-year anniversary date of the award. The restricted stock award is further conditioned on continued employment with Vascular Solutions. In the event that an executive’s employment is terminated for any reason (other than change of control), including death or disability, prior to vesting, all of the executive officer’s rights to all of the unvested shares shall be immediately and irrevocably forfeited. Holders of restricted stock have the right to receive dividends on the shares of restricted stock held by them.

(4)

The amounts in this column are calculated based on FAS 123R and equal the grant date fair value of stock awards granted during the year. The assumptions used to determine the grant date fair value are as follows: the stock award dollar value per share is initially set with a 30% discount off the fair value of the Company’s stock on the date of grant due to illiquidity factors, which was $5.41 on the date of grant, a 10% forfeiture rate was used for all stock awards, the expected life was 5.5 years, the expected volatility was 41%, no dividends will be paid, and the risk free interest rate was 4.62%. A complete discussion of the Stock Option and Award Plan and all valuation assumptions is included in Notes 2 and 8 to the Consolidated Financial Statements included in our 10-K for the year ended December 31, 2006.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes the total outstanding equity awards held at the end of fiscal year 2006 by the executive officers named in the Summary Compensation Table. For the executive officers, no options were exercised and no restricted stock vested in 2006.

		Option Awards				Stock Award
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Howard Root	6/2/1997 11/22/1999 12/22/1999 1/22/2001 10/19/2001 2/18/2003 (3) 1/27/2004 (3) 1/28/2005 (3)	16,211 50,000 150,000 25,000 25,000 47,000 36,000 36,000	— — — — — 3,000 14,000 39,000	1.50 6.00 6.00 7.31 2.51 0.84 6.74 9.46	6/2/2007 11/22/2009 12/22/2009 1/22/2011 10/19/2011 2/18/2013 1/27/2014 1/28/2015	1/25/2006 (2)	25,000	218,250
James Hennen	4/16/2002 7/16/2002 2/18/2003 (3) 1/27/2004 (3) 1/28/2005 (3)	4,000 6,000 9,400 7,200 4,800	— — 600 2,800 5,200	2.37 1.45 0.84 6.74 9.46	4/16/2012 7/16/2012 2/18/2013 1/27/2014 1/28/2015	1/25/2006 (2)	20,000	174,600
Deborah Neymark	10/19/2001 2/18/2003 2/18/2003 (3) 1/27/2004 (3) 1/28/2005 (3)	7,500 25,000 18,800 14,400 9,600	— — 1,200 5,600 10,400	2.51 0.84 0.84 6.74 9.46	10/19/2011 2/18/2013 2/18/2013 1/27/2014 1/28/2015	1/25/2006 (2)	10,000	87,300
James Quackenbush	10/19/2001 2/18/2003 2/18/2003 (3) 1/27/2004 (3) 1/28/2005 (3)	5,000 50,000 14,100 10,800 7,199	— — 900 4,200 7,801	2.51 0.84 0.84 6.74 9.46	10/19/2011 2/18/2013 2/18/2013 1/27/2014 1/28/2015	1/25/2006 (2)	10,000	87,300
Fred Reuning	7/1/2005 (3)	7,200	12,800	11.62	7/2/2015	1/25/2006 (2)	2,500	21,825

(1)

“Market Value” has been determined based on the last sale price of our common stock ($8.73) as reported by NASDAQ on December 29, 2006, the last business day of the year, multiplied by the number of shares that have not vested.

(2)	Each restricted stock award vests 50% at the two-year anniversary date of the award, 25% at the third-year anniversary date of the award, and 25% at the fourth-year anniversary date of the award.

(3)	The options vest with respect to 26% of the shares granted on the first anniversary of the date of the grant and in 2% monthly increments thereafter.

Employment Agreements, Termination and Potential Change in Control Payments

We have entered into employment agreements with each of our executive officers. The employment agreements provide for employment “at will” which may be terminated by either party for any reason upon ten business days' prior written notice. The base salary and bonus for each of the executive officers are determined by the Compensation Committee of our Board of Directors. During the term of his or her employment agreement and for a period of one year after its termination, each executive officer is prohibited from competing with us in any entity whose business is directly competitive with our business.

The employment agreements provide for the payment of certain benefits to the executive officers if their employment terminates following a “change in control.” The agreements provide for benefits if an officer’s employment is terminated within 12 months following a change in control unless such termination was by us for cause, by the officer other than for “good reason,” or because of the officer’s disability or death. “Good reason” is defined as the termination of employment as a result of either a diminution in the officer’s responsibilities, a reduction in salary or benefits, or a relocation of our office of more than 50 miles. A “change in control” is generally defined as an acquisition of more than 50% of our outstanding common stock by any person or group, the merger or sale of Vascular Solutions or the replacement of a majority of our Board of Directors with directors not recommended by the existing Board of Directors. The agreements provide for lump sum payments or payments periodically in accordance with our normal payroll practices in effect from time-to-time following termination in amounts equal to 12 times the officer’s monthly base salary.

Howard Root

The following table shows the potential payments upon termination or a “change of control” of the company on December 31, 2006 for Howard Root, Chief Executive Officer.

Executive Benefits and Payments upon Separation	Voluntary Termination on 12/31/2006 ($)	Retirement on 12/31/2006 ($)	For Cause Termination on 12/31/2006 ($)	Termination by the Company without Cause or Voluntary Termination by the Employee for Good Reason after a Change-in-Control on 12/31/2006 ($)	Death on 12/31/2006 ($)
Cash Compensation (1)	—	—	—	290,000	—
Stock Options	—	—	—	51,530 (2)	—
Restricted Stock Awards	—	—	—	218,250 (3)	—
Life Insurance Benefits	—	—	—	—	50,000
Accrued Vacation Pay (4)	27,885	27,885	27,885	27,885	27,885

(1)	Payment based on fiscal year 2006 salary.
(2)

The valuation of these stock options was calculated by multiplying the total number of unvested stock options by the fair market value of the stock on December 31, 2006 ($8.73), less the exercise price of the stock options. In this event, the vesting period for all stock options has been accelerated in accordance with the stock option agreement. If the exercise price was greater than the current fair market value of the stock, no amount was computed.

(3)

The valuation of these restricted stock awards was calculated by multiplying the number of restricted stock awards available by the fair market value of the stock at December 31, 2006 ($8.73). In this event, the vesting period for the awards was accelerated.

(4)

The accrued vacation amount was determined by taking the executive officer’s yearly base salary and dividing that amount by 2,080 hours using a standard 40 hour per week work year. This hourly salary rate was then multiplied by the hours of vacation the executive officers’ had available to them at December 31, 2006.

During the term of his employment agreement and for a period of one year after its termination, Mr. Root is prohibited from competing with us in any entity whose business is directly competitive with our business.

James Hennen

The following table shows the potential payments upon termination or a “change of control” of the company on December 31, 2006 for James Hennen, the Chief Financial Officer.

Executive Benefits and Payments upon Separation	Voluntary Termination on 12/31/2006 ($)	Retirement on 12/31/2006 ($)	For Cause Termination on 12/31/2006 ($)	Termination by the Company without Cause or Voluntary Termination by the Employee for Good Reason after a Change-in-Control on 12/31/2006 ($)	Death on 12/31/2006 ($)
Cash Compensation (1)	—	—	—	170,000	—
Stock Options	—	—	—	10,306 (2)	—
Restricted Stock Awards	—	—	—	174,600 (3)	—
Life Insurance Benefits	—	—	—	—	50,000
Accrued Vacation Pay (4)	12,722	12,722	12,722	12,722	12,722

(1)	Payment based on fiscal year 2006 salary.
(2)

The valuation of these stock options was calculated by multiplying the total number of unvested stock options by the fair market value of the stock on December 31, 2006 ($8.73), less the exercise price of the stock options. In this event, the vesting period for all stock options has been accelerated in accordance with the stock option agreement. If the exercise price was greater than the current fair market value of the stock, no amount was computed.

(3)

The valuation of these restricted stock awards was calculated by multiplying the number of restricted stock awards available by the fair market value of the stock at December 31, 2006 ($8.73). In this event, the vesting period for the awards was accelerated.

(4)

The accrued vacation amount was determined by taking the executive officer’s yearly base salary and dividing that amount by 2,080 hours using a standard 40 hour per week work year. This hourly salary rate was then multiplied by the hours of vacation the executive officers’ had available to them at December 31, 2006.

During the term of his employment agreement and for a period of one year after its termination, Mr. Hennen is prohibited from competing with us in any entity whose business is directly competitive with our business.

Deborah Neymark

The following table shows the potential payments upon termination or a “change of control” of the company on December 31, 2006 for Deborah Neymark, the Vice President of Regulatory Affairs, Quality Systems & Clinical Research.

Executive Benefits and Payments upon Separation	Voluntary Termination on 12/31/2006 ($)	Retirement on 12/31/2006 ($)	For Cause Termination on 12/31/2006 ($)	Termination by the Company without Cause or Voluntary Termination by the Employee for Good Reason after a Change-in-Control on 12/31/2006 ($)	Death on 12/31/2006 ($)
Cash Compensation (1)	—	—	—	200,000	—
Stock Options	—	—	—	20,612 (2)	—
Restricted Stock Awards	—	—	—	87,300 (3)	—
Life Insurance Benefits	—	—	—	—	50,000
Accrued Vacation Pay (4)	16,404	16,404	16,404	16,404	16,404

(1)	Payment based on fiscal year 2006 salary.
(2)

The valuation of these stock options was calculated by multiplying the total number of unvested stock options by the fair market value of the stock on December 31, 2006 ($8.73), less the exercise price of the stock options. In this event, the vesting period for all stock options has been accelerated in accordance with the stock option agreement. If the exercise price was greater than the current fair market value of the stock, no amount was computed.

(3)

The valuation of these restricted stock awards was calculated by multiplying the number of restricted stock awards available by the fair market value of the stock at December 31, 2006 ($8.73). In this event, the vesting period for the awards was accelerated.

(4)

The accrued vacation amount was determined by taking the executive officer’s yearly base salary and dividing that amount by 2,080 hours using a standard 40 hour per week work year. This hourly salary rate was then multiplied by the hours of vacation the executive officers’ had available to them at December 31, 2006.

During the term of her employment agreement and for a period of one year after its termination, Mrs. Neymark is prohibited from competing with us in any entity whose business is directly competitive with our business.

James Quackenbush

The following table shows the potential payments upon termination or a “change of control” of the company on December 31, 2006 for James Quackenbush, the Vice President of Manufacturing.

Executive Benefits and Payments upon Separation	Voluntary Termination on 12/31/2006 ($)	Retirement on 12/31/2006 ($)	For Cause Termination on 12/31/2006 ($)	Termination by the Company without Cause or Voluntary Termination by the Employee for Good Reason after a Change-in-Control on 12/31/2006 ($)	Death on 12/31/2006 ($)
Cash Compensation (1)	—	—	—	185,000	—
Stock Options	—	—	—	15,459 (2)	—
Restricted Stock Awards	—	—	—	87,300 (3)	—
Life Insurance Benefits	—	—	—	—	50,000
Accrued Vacation Pay (4)	7,571	7,571	7,571	7,571	7,571

(1)	Payment based on fiscal year 2006 salary.
(2)

The valuation of these stock options was calculated by multiplying the total number of unvested stock options by the fair market value of the stock on December 31, 2006 ($8.73), less the exercise price of the stock options. In this event, the vesting period for all stock options has been accelerated in accordance with the stock option agreement. If the exercise price was greater than the current fair market value of the stock, no amount was computed.

(3)

The valuation of these restricted stock awards was calculated by multiplying the number of restricted stock awards available by the fair market value of the stock at December 31, 2006 ($8.73). In this event, the vesting period for the awards was accelerated.

(4)

The accrued vacation amount was determined by taking the executive officer’s yearly base salary and dividing that amount by 2,080 hours using a standard 40 hour per week work year. This hourly salary rate was then multiplied by the hours of vacation the executive officers’ had available to them at December 31, 2006.

During the term of his employment agreement and for a period of one year after its termination, Mr. Quackenbush is prohibited from competing with us in any entity whose business is directly competitive with our business.

Fred Reuning

The following table shows the potential payments upon termination or a “change of control” of the company on December 31, 2006 for Fred Reuning, the Vice President of Marketing.

Executive Benefits and Payments upon Separation	Voluntary Termination on 12/31/2006 ($)	Retirement on 12/31/2006 ($)	For Cause Termination on 12/31/2006 ($)	Termination by the Company without Cause or Voluntary Termination by the Employee for Good Reason after a Change-in-Control on 12/31/2006 ($)	Death on 12/31/2006 ($)
Cash Compensation (1)	—	—	—	145,000	—
Stock Options (2)	—	—	—	—	—
Restricted Stock Awards	—	—	—	21,825 (3)	—
Life Insurance Benefits	—	—	—	—	50,000
Accrued Vacation Pay (4)	2,479	2,479	2,479	2,479	2,479

(1)	Payment based on fiscal year 2006 salary.

(2)	No amounts were determined for stock options as in all instances the exercise price was greater than the current fair market value of the stock.

(3)

The valuation of these restricted stock awards was calculated by multiplying the number of restricted stock awards available by the fair market value of the stock at December 31, 2006 ($8.73). In this event, the vesting period for the awards was accelerated.

(4)

The accrued vacation amount was determined by taking the executive officer’s yearly base salary and dividing that amount by 2,080 hours using a standard 40 hour per week work year. This hourly salary rate was then multiplied by the hours of vacation the executive officers’ had available to them at December 31, 2006.

During the term of his employment agreement and for a period of one year after its termination, Mr. Reuning is prohibited from competing with us in any entity whose business is directly competitive with our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 26, 2007 by each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock, each of our directors and nominees for director, each of our executive officers named in the Summary Compensation Table above and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of February 26, 2007 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person. The number of shares subject to options that each beneficial owner has the right to acquire within 60 days of February 26, 2007 is also listed separately under the column entitled “Number of Shares Underlying Options Beneficially Owned.”

Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them, and such shares are not subject to any pledge. Percentage of ownership is based on 15,352,641 shares of common stock outstanding on February 26, 2007.

Name	Number of Shares Beneficially Owned	Number of Shares Underlying Options Beneficially Owned	Percent of Shares Outstanding
Entities affiliated with Stephens, Inc. (1)	2,182,709	—	14.2%
Kairos Partners III Limited Partnership (2)	822,982	—	5.4
Howard Root	746,500	395,711	4.9
James Quackenbush	116,886	89,799	*
Deborah Neymark	107,222	78,900	*
James Hennen	63,200	33,200	*
Richard Nigon (3)	70,500	60,000	*
Michael Kopp	30,000	30,000	*
Gary Dorfman	53,000	50,000	*
John Erb	50,000	30,000	*
Paul O’Connell	32,000	30,000	*
J. Robert Paulson, Jr.	20,000	20,000	*
Jorge Saucedo.	20,000	17,000	*
Fred Reuning	21,300	8,800	*
All directors and executive officers as a group (11 persons)	1,277,608	793,410	8.3

*Less than 1%

(1)

1,610,036 of the shares are held by Stephens Vascular Preferred, LLC, 522,918 of the shares are held by Stephens Vascular Options, LLC and 49,755 of the shares are held by Stephens Investment Partners III, LLC. The address is 111 Center Street, Suite 2500, Little Rock, AR 72201. Stephens Vascular Preferred, LLC, Stephens Vascular Options, LLC and Stephens Investment Partners III LLC are affiliates of Stephens Inc. and have contributed their shares of our common stock to a voting trust pursuant to which the trustee of the trust has sole voting power. The voting trust is required to vote such shares “for” or “against” proposals submitted to our shareholders in the same proportion as votes cast “for” and “against” those proposals by all other shareholders, excluding abstentions. The voting trust agreement also imposes substantial limitations on the sale or other disposition of the shares subject to the voting trust. The voting trust agreement expires in June 2010 or such earlier time as Stephens Inc. ceases to be a market maker of our common stock. The name and address of the trustee of the voting trust agreement are: Steve Patterson, 349 Colony Drive, Naples, Florida 34108.

(2)

This information and the following information are derived from a Schedule 13G filed with the SEC on January 22, 2007. The shares reported are held by Kairos Partners III Limited Partnership (the “Partnership”). John F. White, James Rice, Kenneth L. Wolfe, Foster L. Aborn are members of the investment committee of the Partnership. Such committee has voting and investment power of the shares reported. The address of the Partnership is 600 Longwater Drive, Suite 204, Norwell, Massachusetts 02061.

(3)	Includes 500 shares held by Mr. Nigon’s wife. Mr. Nigon disclaims beneficial ownership of the shares held in the name of his wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to us and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than 10% beneficial owners have been timely met.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of our Board of Directors is composed of the following non-employee directors: Mr. Erb, Mr. Nigon and Mr. Paulson. Mr. Nigon currently serves as the Chairman of the Audit Committee. All of the members of the Audit Committee are independent for purposes of the NASDAQ Global Market listing requirements and the rules of the Securities and Exchange Commission. The Audit Committee recommends to the Board of Directors, and submits for shareholder ratification, the appointment of our independent registered public accounting firm.

Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on our financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The Audit Committee discussed with our independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Richard Nigon, Chairman

John Erb

J. Robert Paulson, Jr.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

While we are not required to do so, we are submitting the appointment of Virchow, Krause & Company, LLP (“Virchow Krause”) as our independent registered public accounting firm for our fiscal year ending December 31, 2007 for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider its selection. It is not, however, obligated to appoint another independent registered public accounting firm.

Representatives of Virchow Krause are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF VIRCHOW KRAUSE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The affirmative vote of a majority of the shares of our common stock present and entitled to vote at the 2007 annual meeting of shareholders is necessary to ratify the appointment of Virchow Krause. Proxies will be voted FOR ratifying the appointment unless otherwise specified.

ADDITONAL INFORMATION ABOUT OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Audit Fees

Fees billed or expected to be billed to us for audit services by Virchow Krause for the audit of our financial statements and for reviews of our financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2006 and 2005 were $139,171 and $150,495, respectively.

Audit-Related Fees

No fees were billed or are expected to be billed to us by Virchow Krause for audit-related services provided during the fiscal years ended December 31, 2006 and 2005.

Tax Fees

No fees were billed or are expected to be billed to us by Virchow Krause for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2006 or 2005.

All Other Fees

No fees were billed or are expected to be billed to us by Virchow Krause for other services not included above during the fiscal years ended December 31, 2006 or 2005.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted service, provided that the Chair reports any decisions to the Audit Committee at its next scheduled meeting. All of the services performed by our independent registered public accounting firm during 2006 and 2005 were pre-approved by the Audit Committee.

OTHER MATTERS

As of this date, the Board of Directors does not know of any business to be brought before the annual meeting of shareholders other than as specified above. However, if any matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Any shareholder proposals to be considered for inclusion in our proxy material for the 2008 annual meeting of shareholders must be received at our principal executive office at 6464 Sycamore Court, Minneapolis, Minnesota 55369, no later than November 24, 2007. In connection with any matter to be proposed by a shareholder at the 2007 annual meeting, but not proposed for inclusion in our proxy material, the proxy holders designated by us for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is received by us at our principal executive office by February 7, 2008.

By order of the Board of Directors

James Hennen

Secretary

Dated: March 23, 2007

VASCULAR SOLUTIONS, INC.

ANNUAL MEETING OF SHAREHOLDERS
Tuesday, April 24, 2007
3:30 p.m.
Radisson Hotel & Conference Center
3131 Campus Drive
Plymouth, MN 55441

Vascular Solutions, Inc. 6464 Sycamore Court, Minneapolis, MN 55369	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 24, 2007.

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Howard Root and James Hennen, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

\|/    Please detach here    \|/

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 John Erb 02 Michael Kopp 03 Richard Nigon	04 Paul O’Connell 05 J. Robert Paulson, Jr.	06 Howard Root 07 Jorge Saucedo	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to ratify the selection of Virchow, Krause & Company, LLP as independent auditor of the Company for the year ending December 31, 2007.	☐	For	☐	Against	☐	Abstain
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change?   Mark Box  ☐    Indicate changes below:

Date_________________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.